UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No. )

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GRAYBAR ELECTRIC COMPANY, INC.
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(Name of Registrant As Specified in Its Charter)

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INFORMATION STATEMENT

April 29, 2011

GRAYBAR ELECTRIC COMPANY, INC.

34 North Meramec Avenue

Clayton, Missouri 63105

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INFORMATION STATEMENT

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            This Information Statement is furnished to each holder of record of Common Stock of Graybar Electric Company, Inc. (the “Company”) and each owner of Voting Trust Interests issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company.  That meeting is to be held at 9:30 A.M. on June 9, 2011 at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105.

            The record holders of Common Stock outstanding at the close of business on April 14, 2011 will be entitled to attend and to vote at the meeting.  On April 14, 2011, there were 11,721,851 outstanding shares of Common Stock.  Each share is entitled to one vote.

On April 14, 2011, 9,600,795 of the issued and outstanding shares of Common Stock of the Company, constituting approximately 81.9% of the total outstanding, were held of record in the names of the Voting Trustees under the Voting Trust Agreement referred to below under “Beneficial Ownership of More Than 5% of the Outstanding Common Stock.”  The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement, and such voting power, which exceeds the requisite majority of shares outstanding, is sufficient to assure the taking of the following actions, all as more fully described herein:

(1)       Election of the persons nominated by the Board of Directors for election as directors;

(2)       Amendment of the Company’s certificate of incorporation to eliminate the personal liability of the Company’s directors for certain monetary damages;

(3)       Amendment of the Company’s certificate of incorporation to acknowledge the right of the Board of Directors to consider the effects of any change of control transaction on shareholders and non-shareholder constituencies.

The Voting Trustees have indicated as a group that they presently intend to vote the shares of Common Stock held by them FOR the persons nominated by the Board of Directors for election as directors, and FOR the amendment of the Company’s certificate of incorporation to eliminate the personal liability of the Company’s directors for certain monetary damages, and FOR the amendment of the Company’s certificate of incorporation to acknowledge the right of the Board of Directors to consider the effects of any change of control transaction on shareholders and non-shareholder constituencies.  In addition, the Voting Trustees are authorized to vote in their discretion with respect to such other matters as may properly come before the meeting.  The Voting Trust Agreement terminates on March 15, 2017, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent (75%) of the number of shares of Common Stock deposited thereunder.

            This Information Statement will be sent or made available to holders of Common Stock and owners of Voting Trust Interests on or about April 29, 2011.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BENEFICIAL OWNERSHIP OF MORE THAN 5%

OF THE OUTSTANDING COMMON STOCK

            The following table sets forth certain information as of April 14, 2011 with respect to the beneficial ownership of the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.  Such beneficial ownership relates solely to shared voting power because the Voting Trustees do not have any power to dispose of or direct the disposition of the shares of Company Common Stock held under the Voting Trust Agreement.  As a general matter, the Voting Trustees may vote shares or otherwise exercise their powers under the Voting Trust Agreement only with the approval or consent of a majority of the Voting Trustees.  The Voting Trust Agreement terminates on March 15, 2017, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the owners of Voting Trust Interests representing at least seventy-five percent (75%) of the number of shares of Common Stock deposited thereunder.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
R. A. Cole, L. R. Giglio, T. S. Gurganous, K. M. Mazzarella and R. A. Reynolds, Jr. as Voting Trustees under a Voting Trust Agreement dated as of March 16, 2007 34 North Meramec Avenue Clayton, Missouri 63105	9,904,382	82.4%

BENEFICIAL OWNERSHIP OF MANAGEMENT

            The following table sets forth information with respect to the ownership of Voting Trust Interests representing shares of Common Stock held in the Voting Trust as of April 14, 2011 by the persons nominated by the Board of Directors for election as directors, all of whom are presently directors of the Company, and by all executive officers and directors of the Company as a group.  On April 14, 2011, no single director or executive officer owned beneficially more than 1% of the Voting Trust Interests.  No director or executive officer owns shares of Common Stock of record; all of such shares are held under the Voting Trust and included in the total above.  The Voting Trustees, when acting in that capacity, as a group possess the shared voting power associated with approximately 81.9% of the outstanding shares of Common Stock but possess no power of disposition with respect to such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
R. A. Cole....................................	15,083	K. M. Mazzarella...............................	13,620
D. B. D’Alessandro......................	14,042	B. L. Propst.....................................	3,875
M. W. Geekie...............................	2,585	R. A. Reynolds, Jr............................	42,765
L. R. Giglio..................................	18,934
T. S. Gurganous...........................	19,547
R. R. Harwood.............................	11,118	Executive officers and directors
F. H. Hughes...............................	0	as a group (13 persons)................	171,496
R. C. Lyons.................................	6,378	(1.46%)

(1)    Represents shares held by Voting Trustees for the benefit of the executive officer, with respect to which the executive officer has sole dispositive power, but no sole voting power.

None of the shares of Common Stock or Voting Trust Interests that are beneficially owned by directors or executive officers of the Company have been pledged as security.

Proposal 1:  Nominees for Election as Directors

            Eleven directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified.  There are currently two vacancies on the Board, which will not be filled by shareholders at the annual meeting.  The persons nominated by the Board of Directors for election as directors, each of whom is currently a director, are listed below.  All of the nominees have consented to being named in this Information Statement and to serve following their election.  All of the nominees are presently employees of the Company or one of its subsidiaries.  Accordingly, for purposes of serving on the Board or any committee, none of the directors who served during 2010 is deemed to be independent within the meaning of the listing standards of the New York Stock Exchange, which the Board has elected to use for purposes of determining independence.  Certain additional information concerning the nominees is set forth below.

DIRECTORS

R. A. Cole, 61, joined the Company’s Board of Directors in 1998 and also serves on the Audit Committee of the Board.  Mr. Cole is currently employed by the Company as a District Vice President and has held that position since July of 2003.  On April 4, 2011, he was appointed as a successor Voting Trustee under the Voting Trust.  He is responsible for the operation and profitability of the Chicago District.  He was employed by the Company in 1972 and has worked for the Company in various capacities, including Warehouseman, Customer Service Representative, Sales Representative and Branch Manager.  Mr. Cole received his Bachelor of Science in Business Administration from Ferris State University.  He also attended the Directors Consortium offered by the University of Chicago.  He presently serves on the Board of the Chicago Electrical Association.  Mr. Cole’s broad-based experience in the sales arena working with customers and suppliers, coupled with his extensive industry knowledge and proven leadership skills, make him a valuable addition to the Board.

D. B. D’Alessandro, 50, joined the Company’s Board of Directors in 2004 and also serves on the Executive, Compensation, Finance, and Employees’ Benefit Committees of the Board as well as on the Disclosure, IT and Contributions Committees of the Company.  Mr. D’Alessandro is currently employed by the Company as Senior Vice President and Chief Financial Officer and has served in this capacity since May of 2005. In that role, he is responsible for the operation of the Treasury, Accounting, Auditing, Information Technology, Tax and Internal Audit functions.  Prior to assuming his current role, he served as the Company’s Vice President and Chief Information Officer during the period from February of 2003 through May of 2005.  Mr. D’Alessandro was employed by the Company in 1983 and has worked for the Company in various financial assignments including Branch Financial Manager and District Financial Manager.  Mr. D’Alessandro received his Bachelor’s degree and Masters of Business Administration from the University of South Florida.  He has also attended executive education programs at Harvard University, Dartmouth University, Northwestern University and the University of Chicago, as well as leadership programs sponsored by General Electric and International Business Machines.  He serves on the Advisory Board of United Missouri Bank, and the Boards of the St. Louis chapter of Junior Achievement and the Make-a-Wish Foundation of Missouri, for which he serves as Chairman.  Mr. D’Alessandro’s broad financial experience with the Company and his educational background position him to provide the Board with a well-educated and informed view of the Company’s information technology strengths and the Company’s financial credit policies, liquidity, cash position and profitability.

M. W. Geekie, 49, joined the Company’s Board of Directors in 2008 and also serves on the Executive, Finance, and Employees’ Benefit Committees of the Board as well as on the Audit Committee of the Board as Secretary, and the Disclosure, Branch House, IT and Contributions Committees of the Company.  Mr. Geekie is currently employed by the Company as Senior Vice President, Secretary and General Counsel and has served in that role since August of 2008.  In that capacity, he is responsible for corporate governance and the legal and risk management functions of the Company.  Prior to assuming his current role, he served as Deputy General Counsel from February of 2008 until August of 2008.  Before his employment by the Company in February of 2008, Mr. Geekie served as General Counsel and Secretary at XTRA Corporation from August 2005 until February of 2008. He also served as Assistant General Counsel for Emerson Electric Company, Process Management Group from May of 2000 until August of 2005.  Mr. Geekie also has experience as a trial lawyer having worked in private practice for Moser & Marsalek PC and Blackwell Sanders Peper Martin LLP and worked as in-house counsel at Siegel-Robert, Inc.  Mr. Geekie received his undergraduate and law degrees from St. Louis University.  Mr. Geekie has participated in various board member symposiums, and most recently attended the Making Corporate Boards More Effective program offered by the Harvard Business School.  Mr. Geekie serves as a member on the St. Louis/Chicago Regional FM Global Advisory Board, the St. Louis Zoo Association Board and Finance Committee, and the St. Louis OASIS Advisory Board.  His broad based legal experience dealing in corporate, commercial, securities, ethics, product liability, and import/export matters, coupled with his leadership and management experience, enable him to provide a unique perspective regarding the Company’s operations.

L. R. Giglio, 56, joined the Company’s Board of Directors in 2002 and also serves on the Executive, Finance, Compensation, and Employees’ Benefit Committees of the Board and on the IT and Branch House Committees of the Company.  He is a Voting Trustee under the Voting Trust.  Mr. Giglio is currently employed by the Company as Senior Vice President–Operations and has served in that role since April of 2002.  He is currently responsible for the operation of the Company’s logistics network and service platform, which includes responsibility for all facilities operated by the Company as well as the inventory carried and the customer service provided by all locations.  Mr. Giglio was employed by the Company in 1978 as a Management Student.  He progressed through various warehouse, counter and sales positions before being promoted to Branch Manager.  Mr. Giglio then acted as a National Market Manager before becoming a National Product Manager at the Company’s headquarters.  He then returned to work at a field location as District Manager and eventually became a District Vice President before returning to the Company’s headquarters as Vice President-Investment and Inventory Management.  Mr. Giglio earned a Bachelor of Arts degree from the State University of New York College at Oswego.  He has also attended the Directors Consortium at the University of Chicago and executive education programs at Ohio State University and General Electric Company’s Crotonville Executive Education Training Center.  He serves on the Board of Directors of the Better Business Bureau, St. Louis.  Mr. Giglio’s wide spectrum of experience in sales, operations and profit center management enables him to provide valuable insights when dealing with customer-facing and operational initiatives, and inventory and service issues.

T. S. Gurganous, 61, joined the Company’s Board of Directors in 1995 and also serves as Chair of the Audit Committee of the Board and as a Voting Trustee under the Voting Trust.  Mr. Gurganous is currently employed by the Company as District Vice President and has served in that role since July of 2003.  He is responsible for the operation and profitability of the Richmond District, as well as the Company’s subsidiary, Commonwealth Controls.  Mr. Gurganous was employed by the Company in 1973 as a student.  He progressed through various quotations and sales positions before being promoted to Branch Manager.  He also served as District Sales Manager and District Manager before assuming his current position.  Mr. Gurganous obtained a Bachelor of Science degree from Old Dominion University.  He also attended an executive class for Audit Committee and Board members at the Harvard Business School.  He is a member of the Richmond Electrical League, the Richmond Chapter of Associated Builders and Contractors, the Carolina Electrical Contractors Association and the Richmond Chamber of Commerce.  Mr. Gurganous’ experience in the sales side of the Company’s business working with customers and suppliers, coupled with his extensive industry knowledge, enable him to make positive contributions to the strategic planning initiatives of the Board.

R. R. Harwood, 54, joined the Company’s Board of Directors in 2009 and also serves on the Audit Committee of the Board.  Mr. Harwood is currently employed by the Company as District Vice President and has served in that capacity since October of 2004.  In his present position, he is responsible for the operation and profitability of the Dallas District.  Mr. Harwood was employed by the Company in 1978 as a financial student.  He progressed through various financial positions, including Financial Assistant, Financial Manager, District Financial Manager, Director of Accounting and Finance and Director Finance prior to being appointed District Vice President.  Mr. Harwood received his Bachelor’s in Business Administration from the University of Washington.  He attended the Making Corporate Boards More Effective program offered by the Harvard Business School in November 2010.  Mr. Harwood’s extensive financial experience with the Company, coupled with his current sales responsibilities, give him a unique perspective to understand how the Company’s growth initiatives impact the Company’s financial results.

F. H. Hughes, 64, joined the Company’s Board of Directors in 2004 and also serves on the Audit Committee of the Board.  Mr. Hughes is currently employed as President and Chief Executive Officer of the Company’s majority-owned subsidiary, Graybar Electric Canada Limited, and its wholly owned subsidiary, Graybar Canada Limited, and has served in those capacities since January of 2001.  Mr. Hughes is responsible for the operation and profitability of the Company’s majority-owned subsidiary, Graybar Electric Canada Limited, which operates in several Canadian provinces.  Mr. Hughes began his career in the electrical distribution business in 1972 when he joined Harris & Roome Supply in a sales position.  He also served as Branch Manager and Electronics and Operations Manager before being named Vice President.  Eventually, he was promoted to Executive Vice President and General Manager of Harris & Roome Supply and was holding that position when Harris & Roome Supply was acquired by the Company in 1991.  Mr. Hughes is also a director of Electro-Federation Canada, past president of the Design and Construction Institute of Nova Scotia and director of several local charities.  He attended the Making Corporate Boards More Effective program offered by the Harvard Business School.  Mr. Hughes’ extensive industry knowledge and experience, especially of the Company’s Canadian operations, allow him to provide valuable insights to the Board when planning sales strategy.

R. C. Lyons, 54, joined the Company’s Board of Directors in 2006 and also served on the Audit Committee of the Board until April 1, 2011.  Effective April 1, 2011, he was appointed to serve on the Compensation, Executive, Finance and Employees’ Benefits Committees of the Board, as well as on the IT and Branch House Committees of the Company.  Also effective April 1, 2011, Mr. Lyons was appointed Senior Vice President–North America Business, where he is responsible for the profitability performance of all of branches and districts as well as Canada.  Prior to his appointment to that role, Mr. Lyons was employed by the Company as a District Vice President, responsible for the operation and profitability of the Tampa District and the company’s subsidiary operations in Puerto Rico, since July 2003.  Mr. Lyons was first employed by the Company in 1979, and he progressed through various field positions, including Customer Service Representative, Sales Representative, Branch Manager, District Marketing Manager and District Sales Manager, before being appointed as Director, Construction Market, at the Company’s headquarters.  Mr. Lyons returned to the field as the Vice President-Electric Sales before being promoted to District Vice President.  Mr. Lyons received his Bachelor’s Degree in Marketing from Florida State University.  He also attended the New Directors seminar offered by The Wharton School of Business.  He also serves on the Florida State University Business Alumni Board and is active in the New Tampa Chamber of Commerce.  Mr. Lyons’ broad marketing and sales experience give him particular insight with respect to proposed marketing and sales initiatives throughout the Company.

K. M. Mazzarella, 51, joined the Company’s Board of Directors in 2004 and also serves on the Executive, Compensation, Finance and Employees’ Benefit Committees of the Board and on the IT, Branch House and Contributions Committees of the Company.  On April 4, 2011, she was appointed as a successor Voting Trustee under the Voting Trust.  From 2005 to December of 2010, she served as Chair of the Compensation Committee and on the Audit Committee of the Board of Directors, and she currently serves as Chair of the Contributions Committee of the Company.  Ms. Mazzarella is currently employed by the Company as Executive Vice President and Chief Operating Officer and is responsible for assisting and supporting the President and Chief Executive Officer with developing strategy and vision for the Company in addition to her responsibilities with respect to sales,  marketing and corporate accounts.  Prior to assuming her current role, Ms. Mazzarella served as Senior Vice President-Sales and Marketing from March to December of 2010, where she was responsible for planning, coordinating and directing the efforts of marketing and sales personnel. Ms. Mazzarella also served as Senior Vice President-Sales and Marketing, Comm/Data from April of 2008 until March of 2010, Senior Vice President, Human Resources and Strategic Planning from December 2005 to April of 2008 and Vice President, Human Resources and Strategic Planning from January of 2004 until December 2005.  Ms. Mazzarella was initially employed by the Company in 1980 as a Customer Service Representative.  She progressed through various quotations and sales positions, including Senior Sales Representative, Field Sales Manager and District Marketing Manager, Commercial and Communications Markets, before joining the corporate staff as a National Product Manager. She then became Director of Sales before being named Vice President-Corporate Accounts and International. Ms. Mazzarella earned an associate degree in telecommunications engineering and a bachelor’s degree in applied behavioral sciences before earning her Masters in Business Administration from Webster University. She also has completed several executive education courses including the University of Michigan – Strategic Human Resources Leadership program, Harvard Business School – Board Development Series, Compensation Committee Course, Stanford/Wharton/Chicago Booth GSB – Directors Consortium and Kellogg School of Management – Women’s Senior Leadership Program.  Ms. Mazzarella also serves on the boards of the St. Louis Women Variety, National Association of Wholesaler-Distributors Institute for Distribution Excellence, and the St. Louis Club, as well as the Webster University Business and Technology Advisory Board.  Ms. Mazzarella’s broad management, comm/data sales and human resources experience with the Company, coupled with her extensive educational background and leadership skills, enable her to help the Board focus on strategic issues affecting the Company.

B. L. Propst, 41, joined the Company’s Board of Directors in 2009 and also serves on the Executive, Compensation, Finance, Audit and Employees’ Benefit Committees of the Board and on the IT and Branch House Committees of the Company.  Ms. Propst is the Chair of the Compensation Committee of the Board of Directors.  Ms. Propst is currently employed by the Company as Senior Vice President-Human Resources and has served in this capacity since June of 2009.  In her current role, she is responsible for developing and executing the human resources strategy in support of the Company’s overall business plan and overseeing the Company’s policies and programs relating to employment, including: recruiting and retention; talent and performance management; succession planning; training and employee development; compensation; benefits; payroll; and employee and labor relations.  Prior to assuming her current role, Ms. Propst was the Vice President-Human Resources from April of 2008 to June of 2009 and Senior Corporate Counsel from March of 2004 until March of 2008.  Ms. Propst was employed by the Company in 2002 as Corporate Counsel.  While in private practice, Ms. Propst specialized in labor and employment matters with several St. Louis law firms.  Ms. Propst received her undergraduate degree from Albion College and her juris doctor degree from the University of Illinois College of Law.  She has also attended the Board and Management Succession Planning seminar offered by Foley & Lardner, LLP and the Making Corporate Boards More Effective program offered by the Harvard Business School.  Ms. Propst also serves on the Human Resources Committee of the Magic House and the boards of Our World Child Care and Adult Day Center, for which she is a past president and secretary. Ms. Propst’s background and education in legal and employment matters provides her with a framework to offer creative solutions to issues involving the employment, compensation and retention of the Company’s employees.

R. A. Reynolds, Jr., 62, is Chairman of the Executive, Finance and Employees’ Benefit Committees of the Board and is the Chairman of the IT Committee of the Company.  He also serves as a Voting Trustee under the Voting Trust.  Mr. Reynolds has served as President and Chief Executive Officer since July of 2000 and as Chairman of the Board since April of 2001.  Mr. Reynolds joined the Company in 1972 as a student.  He has also served as Office Salesman, Salesman, Branch Operating Manager, Sales Representative and Branch Manager before joining the corporate staff as the Manager, National Consumer Products.  He returned to the field as a Branch Manager, then served as District Sales Manager and District Manager before again returning to the Company’s headquarters as Vice President, Communications Markets.  Mr. Reynolds then served as Vice President, Marketing Services, Senior Vice President, Comm/Data Business and Senior Vice President, Electrical Business before becoming President and Chief Executive Officer.  Mr. Reynolds received his Bachelor of Arts degree from Stonehill College.  Mr. Reynolds attended the Ernst & Young LLP Strategic Growth Forum and the World Business Forum 2010.  Mr. Reynolds also is a member of a number of industry, civic and charitable boards, including the National Association of Wholesalers (for which he has served as Chairman and past Chairman), the National Association of Electrical Distributors, the Boy Scouts of Greater St. Louis, the United Way of Greater St. Louis, Forward Metro St. Louis, Civic Progress and the St. Louis Regional Commerce and Growth Association (for which he serves as the current immediate past-Chair).  Mr. Reynolds’ extensive management and leadership skills, coupled with his broad industry knowledge and experience and civic and social involvement, provide him with the tools to successfully lead the Company and the Board of Directors.

Transactions with Director

            F. H. Hughes, a director of the Company, is a director, officer and more than 10% shareholder of a company that leased up to ten warehouse and office facilities to our Canadian indirect, majority-owned subsidiary, Graybar Canada Limited, of which Mr. Hughes is President and Chief Executive Officer.  The leases had been in effect since 1991, when we acquired the predecessor of Graybar Canada Limited.  The annual rent for these facilities aggregated $945,529 (Canadian) in 2010, $1,017,850 (Canadian) in 2009 and $1,309,359 (Canadian) in 2008.  Following its purchase of the first facility in November 2008, Graybar Canada Limited completed the purchase of the remaining nine leased facilities on November 30, 2010 for approximately $8,700,000 (Canadian).

The agreement to purchase the leased properties was reviewed and approved by the Executive Committee of our Board of Directors in August of 2006 and by the Audit Committee and the Executive Committee in November of 2010, in each case, in a manner consistent with our Code of Business Conduct and Ethics.  For more information about our policies and procedures for review, approval or ratification of related person transactions, see “Information About the Board of Directors and Corporate Governance Matters.”

Proposal 2:  Approval of Amendment of the Company’s Certificate of Incorporation to Eliminate the Personal Liability of Directors For Certain Monetary Damages

            The Board of Directors has recommended that action be taken by the shareholders to amend the amended Restated Certificate of Incorporation to offer directors the protection currently allowed by New York law, as discussed below. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is required to adopt the amendment.  The Voting Trustees have indicated they presently intend to vote the shares of Common Stock held by them in favor of, and thereby adopt, the amendment.

In response to a proliferation of lawsuits challenging actions taken by the management of various corporations and a resultant tightening in the market for directors’ and officers’ liability insurance, the New York legislature amended the New York Business Corporation law (the “NYBCL”), effective in 1987, to permit New York corporations to include in their certificates of incorporation provisions which would limit the liability of directors in certain instances. Specifically, with respect to the personal liability of directors, the NYBCL was amended to provide as follows:

The certificate of incorporation [of a New York corporation] may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit:  (1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 [relating to unlawful dividends, loans or other wrongful payments], or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by this paragraph.

Many New York corporations acted promptly to amend their certificates of incorporation to provide for the limitations permitted by the New York statute. In other states, including but certainly not limited to, Delaware, similar statutes were adopted and several corporations in those jurisdictions also acted promptly to add so-called exculpation provisions to their certificates of incorporation.  The voting trust agreement that governs the voting trust contains a similar limitation of liability provision in Section 5.03.

For several decades, however, the Company did not take advantage of this provision in the NYBCL. After analysis of the potential benefits, the Board of Directors has now determined that the Company should amend its amended Restated Certificate of Incorporation to include the limitations of liability permitted by the NYBCL. This determination was based on the following considerations:

●	The Company’s obligations to indemnify its directors can result in significant exposure to the Company. The adoption of an exculpation provision may operate to limit this exposure.
●

Protection against ill-advised litigation and the maintenance of suitable directors’ and officers’ liability insurance are required by many persons as a condition to their serving as directors or members of management of for-profit corporations. The Company will be in a better position to recruit and retain directors if their liability is limited to the fullest extent allowed by the NYBCL.

●	The absence of exculpation may cause those who do serve to act more defensively and conservatively than would otherwise be in the best interests of the Company and our shareholders.
●	Adoption of the exculpation clause will be consistent with the language in the voting trust agreement.

The Company’s Board of Directors has determined that it would be in the best interest of Graybar to offer directors the protection currently allowed by the NYBCL. Just as the voting trustees have the benefit of a similar provision, so too should the directors.  Accordingly, the Board of Directors has approved, and recommends that the shareholders adopt, an amendment (the “Amendment”) to the Company’s amended Restated Certificate of Incorporation providing as follows:

"SEVENTH:  Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the personal liability of the corporation’s directors to the corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law, as it exists on the date hereof or as it may hereafter be amended.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

The primary focus of the Amendment is to eliminate monetary liability for violation of the “duty of care”.  The “duty of care” refers to the fiduciary duty of directors to manage the affairs of the corporation with the same degree of care as would be applied to an “ordinarily prudent person under similar circumstances”. While this standard theoretically seeks to be objective, in practice this standard has led to subjective, after-the-fact, analysis. Accordingly, to protect management against this type of analysis, the Amendment eliminates the personal liability of directors to the Company and its shareholders for monetary damages for acts or omissions (including negligent and grossly negligent acts or omissions) in violation of the duty of care.

The Amendment does not in any way eliminate or limit the liability of a director for breaching his or her duty of loyalty (i.e., the duty to refrain from fraud, self-dealing and transactions involving improper conflicts of interest) to Graybar or its shareholders, failing to act in good faith, knowingly violating a law or obtaining an improper personal benefit. Similarly, the Amendment would not eliminate or limit the liability of a director for declaring an unlawful dividend, making an unlawful loan or stock repurchase or otherwise wrongfully distributing corporate assets under Section 719 of the NYBCL.  The Amendment would not eliminate or limit the liability of directors arising in connection with causes of action brought under the federal securities laws, nor would the Amendment have any effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. However, as a practical matter, equitable remedies may not be available in particular circumstances.

The effects of the Amendment remain uncertain to some extent. Courts could rule that certain liabilities that the Amendment purports to eliminate remain, notwithstanding the adoption of the Amendment. If the courts or the New York Legislature narrow or expand the coverage of the relevant provisions of the NYBCL, the potential liability of directors for their actions and the rights of shareholders to institute litigation for breaches of fiduciary duties likewise would be affected without further shareholder action.

Management of Graybar believes that adoption of the Amendment will help the Company attract and retain qualified individuals to serve as directors. The Amendment provides that no amendment or repeal of the Amendment and no amendment, repeal or termination of effectiveness of any law authorizing the Amendment would apply to or have any effect on the liability of a director for any acts or omissions occurring prior to such amendment, repeal or termination of effectiveness.

The Board of Directors believes that the potential benefits to Graybar and its shareholders of the Amendment outweigh the limitations the Amendment places on shareholder remedies. It is the opinion of the Board of Directors that the legal risks and potential personal liabilities associated with lawsuits which may be filed against the Company’s directors, coupled with the resulting substantial time, expense, abuse and anxiety which might be spent and endured in defending against such lawsuits, bears no reasonable or logical relationship to the amount of compensation received by such persons. Consequently, these risks pose a significant deterrent on the part of experienced and capable individuals to serve as directors of the Company. The Amendment is not, however, being proposed in response to any litigation, threatened litigation, resignation, threat of resignation or refusal to serve by any existing or potential director.

Once approved by the shareholders, the Amendment will become effective upon the filing with the Division of Corporations of the New York State Department of State of a Certificate of Amendment to the Company’s Certificate of Incorporation, which filing would be made shortly after the Annual Meeting.

Proposal 3:  Approval of Amendment of the Company’s Certificate of Incorporation to Acknowledge the Rights of the Board of Directors to Consider the Effects of Any Change of Control Transaction on Shareholders and non-Shareholder Constituencies.

The Board of Directors has recommended that action be taken by the shareholders to amend the amended Restated Certificate of Incorporation to acknowledge the rights of the Board of Directors to consider the effect of any change of control transaction on shareholders and non-shareholder constituencies. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is required to adopt the amendment.  The Voting Trustees have indicated they presently intend to vote the shares of Common Stock held by them in favor of, and thereby adopt, the amendment.

This amendment would authorize the directors of the Company, in connection with the exercise of their judgment in determining what is in the best interests of the Company and its shareholders including, but not limited to, in relation to a future change of control transaction, to consider a number of factors, as permitted under the NYBCL, in addition to the offered price.  The Board of Directors has determined that it would be in the best interest of Graybar to expressly acknowledge and make applicable to Graybar the NYBCL principle that authorizes a Board of Directors, in acting in the best interest of the Company, to consider the effect of any change of control transaction on shareholders and other constituencies, such as non-shareholder employees, retirees and the communities in which we do business, in addition to share price. The amendment is not being proposed in response to any current or anticipated attempt to change control of the Corporation known to the Board of Directors.

Accordingly, the Board of Directors has approved, and recommends that the shareholders adopt, an amendment (the “Amendment”) to the Company’s amended Restated Certificate of Incorporation providing as follows:

"EIGHTH:  The Board of Directors of the Corporation, when taking action, including action which may involve or relate to any offer or potential offer of another person to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) otherwise engage in a transaction that could result in a change of control of the Corporation, shall be entitled to consider all relevant factors, including without limitation (1) both the long-term and the short-term interests of the Corporation and its shareholders and (2) the effects that the Corporation's actions may have in the short-term or in the long-term upon any of the following:

(i)     the prospects for potential growth, development, productivity and profitability of the Corporation;

(ii)    the Corporation's current employees;

(iii)   the Corporation's retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the Corporation;

(iv)   the Corporation's customers and creditors; and

(v)    the ability of the Corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it or its subsidiaries does business or are located, in each case, to the fullest extent permissible under the New York Business Corporation Law; provided, however, that nothing in this Article Eighth shall create any duties owed by any director to any person or entity to consider or afford any particular weight to any of the foregoing or abrogate any duty of the directors, either statutory or recognized by common law or court decisions.

For purposes of the foregoing, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Corporation, whether through the ownership of voting stock, by contract, or otherwise."

Because Article Eighth could be used to insulate directors from liability if the directors consider factors other than price, the directors may be deemed to have a personal interest in approval of this amendment.  The amendment could be considered an anti-takeover measure because the Board could consider factors other than price in evaluating an offer to acquire, merge, consolidate, purchase or otherwise change control of the Corporation and determine that such other factors justify rejecting the offer.  The Board of Directors believes that, in light of its business and principles, the Corporation has historically had and will continue to have a strong community presence and focus and that consideration of all factors, including those listed in Article Eighth would be appropriate, particularly in light of the Corporation’s over 80 years of employee and retiree ownership.

Once approved by the shareholders, this Amendment will become effective upon the filing with the Division of Corporations of the New York State Department of State of a Certificate of Amendment to the Company’s Certificate of Incorporation, which filing would be made shortly after the Annual Meeting.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE MATTERS

Our business is managed with the direction of our Board of Directors.  The Board generally conducts its business through meetings of the Board and its committees.  The Board of Directors met five times in 2010.  All incumbent directors attended more than 75% of the total number of meetings of the Board and all Board committees of which they were members.  A meeting of the Board of Directors is typically scheduled in conjunction with the annual meeting of shareholders, and, although the Board of Directors does not have a policy with regard to director attendance at the annual meeting, it is expected that all directors will attend the annual meeting absent a schedule conflict or other valid reason.  All of the persons who were then directors attended the 2010 Annual Meeting.

Our Code of Business Conduct and Ethics requires any Vice President or other officer who is not a member of the Board to obtain the approval of the President prior to engaging in any conduct that might result in or be perceived to result in a conflict between the personal interest of the Vice President or other officer and our best interest.  The President and any member of the Board must obtain the approval of a majority of the disinterested directors before engaging in any such conduct.  Our Code of Business Conduct and Ethics is in writing, a current copy of which is available at www.graybar.com within the “About Us” page under “Code of Ethics”.  To the knowledge of the Company, no transactions in 2010 were required to be reviewed, approved or ratified in accordance with these policies and procedures where such procedures were not followed.

Board Committees

            The Board of Directors has designated an Executive Committee consisting of Mses. Mazzarella and Propst and Messrs. D’Alessandro, Geekie, Giglio, Lyons (effective April 1, 2011) and Reynolds.  Except as otherwise provided by law and the Company’s amended Restated Certificate of Incorporation, the Executive Committee has all the authority of the Board and all Board Committees.  The Executive Committee met 16 times in 2010.

            The Company has an Audit Committee, which met seven times in 2010.  Ms. Propst, and Messrs. Cole, Gurganous, Harwood, and Hughes are the current members of the Audit Committee.  The Audit Committee is governed by a written charter approved by the Board of Directors, a current copy of which is available at www.graybar.com within the “About Us” page under Committee Charters, “Audit Committee”.  The Audit Committee and the Board of Directors review and assess the adequacy of the charter at least annually and it was last revised in December 2007.  None of the members of the Audit Committee is independent because none of the directors is independent.  See “Proposal 1 - Nominees for Election as Directors.”  None of the members of the Audit Committee is an audit committee financial expert as that term is defined in the rules promulgated by the Securities and Exchange Commission (SEC).  See “Audit Committee Report.”  The Company has chosen not to appoint an outside financial expert to the Audit Committee because it would be inconsistent with our employee- and retiree-ownership structure to appoint non-employees to the Board of Directors.

The Board of Directors has also appointed an advisory Compensation Committee, which met six times in 2010.  Mses. Mazzarella and Propst, and Messrs. D’Alessandro, Giglio and Lyons (effective April 1, 2011) currently serve on the Compensation Committee, which has responsibility for recommending, implementing, and continually monitoring adherence to the Company’s compensation philosophy, objectives, policies and practices, including reviewing the Company’s compensation policy and making recommendations to the Chief Executive Officer and the Board of Directors with respect to changes to the Company’s compensation plans.  The Compensation Committee also recommends salary adjustments to the Board of Directors for the Chief Executive Officer, after considering data received from the outside compensation consultant for the Committee, Towers Watson, and other factors as described under “Compensation Discussion and Analysis - Executive Compensation Process.”  In 2010, Towers Watson was engaged by the Human Resources Department to perform an executive compensation analysis for the named executive officers and other senior management personnel that included job matching and benchmarking of total compensation against the consultant’s database for all industries and the peer companies described below.  See “Compensation Discussion and Analysis - Executive Compensation Process.”  The Compensation Committee is governed by a written charter, a current copy of which is available at www.graybar.com within the “About Us” page under Committee Charters, “Compensation Committee”.  See “Compensation Committee Report.”

The Company has no nominating committee.  The Board of Directors has determined that it is appropriate for the entire Board to participate in the nomination, consideration and selection of director nominees who, for the most part, historically have been long-time employees of the Company or one of its subsidiaries, with a broad range of management experience within the Company.

When identifying a nominee to fill a vacancy or new position on the Board, the directors consider a number of factors, including the recommendation of our Chief Executive Officer, the education, background and reputation of the candidate in terms of character, personal and professional integrity, his or her business experience, including positions held as an employee of the Company or one of its subsidiaries, and how the person would complement the other directors in terms of expertise and experience.  The Board uses a competency based leadership model to assess its candidates for membership, as well as an evaluation of executive and Board member performance to select candidates.  This competency model is reviewed, discussed, and affirmed annually by the Board of Directors.  The Board member selection process described above, along with the practice of including members from many functional areas of the Company, results in a Board of Directors whose members have exhibited exemplary leadership abilities, who possess varied professional experience and complementary skills, and who offer differing viewpoints.

The Board of Directors does not have a policy with regard to consideration of potential candidates recommended for consideration by holders of Common Stock and owners of Voting Trust Interests.  The Board of Directors believes that the procedure used traditionally, which generally has been for the Board to select employees who have been promoted throughout their careers until they reach a relatively senior management position either in the field or at corporate headquarters and who exhibit the leadership competencies as identified by the Board of Directors, has served the Company and its employee- and retiree-shareholders well.

Board’s Leadership Structure and Role in Risk Oversight

The Board decided to combine the positions of Chief Executive Officer and Chairman of the Board in 2001.  Because all of the directors are employees of the Company or one of its subsidiaries, the Company, as a non-listed company with no shareholders who are not current or former employees, does not have any Board members who would be considered independent directors under the listing standards of the New York Stock Exchange.  Given our novel structure, the Board did not see any incremental benefit in separating the positions of Chief Executive Officer and Chairman, and believes that the combined structure better suits the leadership needs of the Company, especially taking into account the success that the Company has experienced under this structure.  Further, since the Board has no independent members under the listing standards of the New York Stock Exchange, the Board is unable to consider choosing a lead independent director.

The Board of Directors’ oversight of risk management employs the Board and the Company’s committee structure, including the Audit Committee, the Disclosure Committee, and the Finance Committee, as well as the full Board of Directors.  In 2009, the Board charged a working group with periodically assessing and quantifying key risk exposures and opportunities, and their expected impacts on Graybar’s value, financial performance and sustainability, as well as establishing a more formalized risk management framework.  The recommendations of this group were presented to the Board of Directors at its March 2011 meeting.

As a result of this group’s recommendation, the Company has established an Enterprise Risk Management Committee.  This committee is comprised of representatives from the following functional areas of the Company:  treasury, finance, human resources, legal, operations, sales, and marketing.  Presently, the Senior Vice President, Secretary and General Counsel, a member of the ERM Committee, is charged with apprising the Board quarterly of this Committee’s activities.

The Audit Committee of the Board meets throughout the year to review the Company’s periodic SEC filings and other financial information.  In addition, the Audit Committee provides assistance to the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders and others relating to the integrity of the Company’s financial statements, the effectiveness of the Company’s disclosure controls and procedures, internal control over financial reporting, the performance of the internal audit function, the performance of the annual independent audit of the Company’s financial statements, the qualifications and independence of the independent accountants, the Company’s compliance with legal and regulatory requirements, and the legal compliance and ethics programs as established by management and the Board.

The Company established a Disclosure Committee in 2009.  The Disclosure Committee is comprised of personnel from the following functional areas of the Company:  treasury, accounting, human resources, legal, operations, sales, and marketing.  The Committee assists in ensuring that material disclosures made by the Company to its shareholders are accurate, complete and not misleading, and fairly present the Company’s business, financial condition and results of operations.

The Company also has a Finance Committee that reviews the past, present, and anticipated financial needs of the Company and the financial arrangements of the Company.  The Finance Committee monitors and rates the performance of the investment managers of the Company’s Pension Plan and Profit Sharing and Savings Plan.  The Finance Committee also reviews the property and casualty insurance program maintained by the Company, the capital expenditures activity of the Company and the federal, state, and local tax activity as reported and makes recommendations to the Board with regard to any changes deemed necessary or advantageous to the Company.

At each regularly scheduled board meeting, the Board receives a report from the Senior Vice President, Secretary and General Counsel regarding risk issues facing the Company as well as risk mitigation activities.  In addition, the Board receives and reviews a business report prepared by the Company’s corporate staff on an annual basis.  Each corporate department presents an overview to the Board of the future challenges they expect the Company to face.  The Board reviews the report during its annual Strategic Planning meeting and takes action that it deems appropriate, in light of the circumstances.

Director Compensation

            Directors are paid a meeting fee of $300 for each regular Board meeting attended.

AUDIT COMMITTEE REPORT

            We constitute the Audit Committee of the Board of Directors of the Company.  We oversee the Company’s financial reporting process on behalf of the Board of Directors.  Other members of management have the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting.  In fulfilling our oversight responsibilities, we reviewed the audited financial statements with these members of management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of the significant judgments made and the clarity of the disclosures contained in the financial statements.

We reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communications with Audit Committee, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We received the written disclosures and the letter from Ernst & Young LLP, the independent accountants, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee regarding independence, and have discussed with Ernst & Young LLP, the independent accountants, the independent accountants’ independence.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits.  We met with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.  The Board approved such inclusion.

Submitted by:

T. S. Gurganous, Chair

R. A. Cole

R. R. Harwood

F. H. Hughes

R. C. Lyons (resigned from Committee, effective April 1, 2011)

B. L. Propst

Members of the Audit Committee

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

            The names and titles of our “named executive officers” for SEC compensation reporting purposes for the fiscal year ended December 31, 2010 are:

Name	Title

R. A. Reynolds, Jr.	Chairman, President and Chief Executive Officer
D. B. D’Alessandro	Senior Vice President and Chief Financial Officer
L. R. Giglio	Senior Vice President–Operations
K. M. Mazzarella R. D. Offenbacher	Executive Vice President and Chief Operating Officer Senior Vice President–U.S. Business

Compensation Philosophy and Principles

            Our compensation philosophy is to reward achievement of specific, annual financial goals, to encourage internally equitable pay practices among our executives and all other employees, and to foster long-term employment relationships with key personnel.  Consequently, we consider total compensation to include both pay and benefit elements.  The principles that underlie our compensation elements for employees also apply to the compensation of the named executive officers.

            We do not grant stock options or use other equity-based compensation tools because we feel that equity-based compensation is inconsistent with the current and historic philosophy behind our employee- and retiree-ownership structure, the maintenance of which is a core value of our Company.  All shares of stock owned by the named executive officers, as is the case with all other employees, have been purchased by them under employee common stock purchase plans or have been received as a stock dividend on shares so purchased.

We use the following principles in evaluating and determining compensation for the named executive officers:

•         Total compensation is a combination of base salary, annual cash incentive, retirement and health and welfare benefits designed to attract, motivate and retain a highly qualified executive team in a manner consistent with our being an employee- and retiree-owned company.

•         A significant portion of executive annual compensation should be at risk, by being tied to our business performance and each individual’s contribution to that performance.  In 2010, between 49% and 55% of total annual compensation for our named executive officers was based on Company performance.

Executive Compensation Elements

            Applying this philosophy and these principles, we have established a total compensation program for the named executive officers that includes substantially the same elements that are used for all our management employees.  The process for arriving at these elements is described below.

            The primary compensation elements for our named executive officers are as follows:

Base Salary.  Base salary is the fixed pay element that compensates the named executive officers for services rendered during the fiscal year.  Salary makes up slightly more than 50% of a named executive officer’s annual compensation.  In 2010, no salary increase was recommended for any of the named executive officers, based on the general economy and expected results of operations.

Performance-Based Non-Equity Incentive Compensation.  Our Management Incentive Plan (MIP) is a performance-based annual cash incentive award that is designed to motivate eligible management employees to achieve specific pre-defined annual financial goals for net profit, gross margin and sales set for their respective business units, to reward the achievement of such goals and to foster annual retention.  We vary the emphasis on each financial goal in the MIP in order to promote our current strategies, which we believe assists to appropriately balance our results of operations.  Those goals are based on Company-wide performance for the named executive officers and other MIP participants whose responsibilities are at the corporate level because their goals and actions impact the business and results of operations throughout the Company.

The same MIP formula described below is used for the named executive officers as for other management employees except for structural differences related to the applicable business unit (corporate, district or branch) and the potential for branch management employees to receive up to 25 additional points.  MIP has been an integral part of our management compensation program for more than 30 years and is structured in a way that supports our philosophy that employees should share the rewards when the Company approaches, meets or exceeds its annual financial goals and should share in the challenges by having more compensation at risk when the Company does not meet those goals.

Awards payable under MIP vary based on level of responsibility.  The most senior executive officers have the highest level of responsibility and, therefore, the guideline percentages for senior executive officers reflect the higher end of the range stated in the second bullet below.  The rationale for making their total compensation contingent upon the achievement of the annual Company-wide financial goals is that, through decision- and policy-making, these individuals have the most impact on the profitability of the Company.

•        Annual incentive award payments under MIP are based on actual performance against budget for sales, gross margin and net profit.  In January of each year, the Board of Directors approves budgets consistent with Company growth and other strategic objectives as determined during the annual January strategic planning meeting of the Board of Directors.  Parameters used to set the growth objectives include the growth that we believe that we can finance internally, the expected growth in the markets we serve and an increase in market share.

•        Named executive officers have a guideline incentive ranging from 65% to, in the case of our Chief Executive Officer, 80% of base salary.  As discussed in the Note below the following table, to receive any incentive award under MIP, performance against net profit and gross margin budgets must be at least 60%, which yields two points for the net profit component and one point for each of the gross margin components.  Results at or above 60% of the budgeted amounts for net profit and gross margin are assigned points according to an index provided to all participants in advance of each MIP year.  Additional points are awarded for sales performance that meets or exceeds 100% of the applicable sales budget.  The maximum amount payable under MIP is 150% (150 points) of the applicable guideline incentive, as discussed in the next paragraph.

Incentive awards payable to all corporate MIP participants, including the named executive officers, are calculated based on their guideline incentive (eligible base salary multiplied by the applicable guideline percentage), which ranges from 20% to 80% based on salary grade, multiplied by the corporate performance index.  The corporate performance index is calculated based on the aggregate performance of all Districts against budget.

The following table sets forth the base components of the 2010 MIP performance index for the named executive officers:

	Net Profit Points	Gross Margin Points	Sales Points
Corporate (Location of named executive officers)	Up to 70	Up to 50	Up to 30
Net Profit = Actual results vs. budgeted net profit before taxes, MIP, and profit sharing.
Gross Margin = Actual results vs. budgeted gross margin dollars.
Sales = Actual results vs. budgeted sales.

NOTE:  For the combined Net Profit and Gross Margin components, up to 4 points could be earned for achieving 60% of the budgets, up to 80 points could be earned for achieving 100% of the budgets and up to 120 points could be earned for achieving 105% of both the net profit budget and gross margin budget.  Two points could be earned for achieving 90% of the sales budgets, up to 20 points for achieving 100% of the sales budgets, and up to 30 points for achieving 105% of the sales budgets.  The Plan provides that limited discretionary payments may be awarded by the President to individual participants or groups of participants, upon recommendation of any officer to the President, and as reported to the Board of Directors.

In 2010, aggregate performance against budget for the various MIP components resulted in 70 points being awarded for net profit, 44 points for gross margin, 30 points for sales and 6 additional points awarded under the discretionary Plan provision discussed above.  The sum of the points awarded under the Plan for corporate MIP participants, including the named executive officers, for 2010 was 150.

As an example, a named executive officer with a guideline percentage of 65%, a performance index of 144 and 6 points awarded under the discretionary Plan provision would earn a 2010 MIP payment paid in 2011 of 150% of 65%, or 98% of the named executive officer’s base salary.  In this example, approximately 49% of this officer’s annual compensation was based on Company performance.

Deferral of Base Salary and MIP Compensation.  Named executive officers are not eligible to participate to the same extent in the tax-deferred savings opportunities afforded all other employees under the Company’s qualified profit sharing and savings plan due to income limitations imposed by the Internal Revenue Code of 1986, as amended (IRC).  To accommodate this difference, the named executive officers are offered a savings replacement opportunity that allows them to voluntarily elect to defer a portion of their base salary and/or incentive award compensation to a nonqualified plan, subject to compliance with Section 409A of the IRC.  If they do so, a portion of any profit sharing contribution will also be deferred as described under “Retirement Plans.”  See “Executive Compensation – Nonqualified Deferred Compensation.”

            Health and Welfare Benefits.  Health and welfare benefits are designed to provide competitive, basic health, life and disability insurance for all eligible employees, including the named executive officers. The Compensation Committee and management periodically review the competitiveness of these benefits against the benefits offered by the broader general industry, as obtained from national consulting firms.

            Perquisites and other Personal Benefits.  We reimburse the named executive officers and other management employees for social and country club memberships when used primarily to conduct business activities.  Named executive officers and other executives may also receive spousal travel benefits when our interests warrant spousal attendance at specific meetings or functions related to their duties.  See “Executive Compensation – All Other Compensation.”

Retirement Plans.  Consistent with our Company values, we encourage our employees to keep a long-term perspective by maintaining two retirement-based programs, which strive to recruit and retain talent by helping provide an opportunity for financial security into retirement and by rewarding and motivating tenure.  The profit sharing and savings plan also serves to encourage annual financial results because Company contributions are funded by the profits, if any, generated in a given plan year.

•        Profit Sharing and Savings Plan.  The Company’s tax-qualified profit sharing and savings plan permits Company contributions, based on the performance of the Company, to be allocated on the same basis to all eligible employees, including the named executive officers.  This type of plan, which permits the sharing of profits based on the performance of the Company, is consistent with our employee- and retiree-ownership structure.  See “Executive Compensation – All Other Compensation.”  To the extent that an employee’s or a named executive officer’s annual allocated profit sharing contribution amount under the plan exceeds the limitations imposed by Sections 401 and 415 of the IRC, such excess benefits may be paid in cash or deferred for later payment under the Company’s nonqualified, unfunded, noncontributory plan, depending upon the election to defer compensation, made by each eligible employee, including the named executive officers, in the year prior to the plan year.  See “Executive Compensation – Nonqualified Deferred Compensation.”

•        Pension Plan.  We also provide a tax-qualified defined benefit pension plan to all eligible employees, including the named executive officers, which upholds the philosophy of the Company to foster long-term employment.  Pension benefits are forfeited when an employee terminates before completing three years of service.  Pension benefits may be paid from the Company’s nonqualified, unfunded, noncontributory plan for any employees, including the named executive officers, to the extent their pension plan benefit exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC.  See “Executive Compensation – Pension Benefits.”

Executive Compensation Process

Annually, the Compensation Committee (all of whose members are members of management of the Company) engages an outside compensation consultant (Towers Watson in 2010) to provide market data against which the Chief Executive Officer’s salary is generally reviewed.  Based in part on its review of these market data, the Committee makes a recommendation to the Board regarding the Chief Executive Officer’s salary, and the Board (with the Chairman of the Board and Chief Executive Officer abstaining) has the final decision-making authority to set the appropriate level.

On a periodic basis, including 2010, the outside consultant also provides market data for other executives, including the other named executive officers, to the Chief Executive Officer.  These market data are one consideration that the Chief Executive Officer takes into account in annually establishing the compensation levels of senior management personnel, including the other named executive officers.  Other factors evaluated are individual responsibilities, achievement of performance and development objectives and contribution to Company-wide profitability and performance and internal equity considerations among executives.  Pay levels are established after reviewing the elements of compensation independently and in the context of total compensation for each individual.

The primary competitive market is a peer group of publicly traded companies (the “Peer Group”) of similar size and sales in the wholesale distribution industry.  A secondary source used by the Company is the broader general industry for companies of similar size as the Company.

The Peer Group, which is periodically reviewed and updated by the Committee, for 2010 consisted of:

• Advance Auto Parts, Inc.	• BlueLinx Holdings, Inc.	• Thermo Fisher Scientific, Inc.
• Airgas, Inc.	• Brightpoint, Inc.	• United Stationers, Inc.
• Anixter International, Inc.	• Genuine Parts Co.	• Watsco, Inc.
• Applied Industrial Technologies, Inc.	• Grainger (W. W.), Inc.	• WESCO International, Inc.
• Arrow Electronics, Inc.	• Henry Schein, Inc.
• Avnet, Inc.	• SYNNEX Corp.

The 2010 study of Peer Group proxy statement data provided by our outside consultant, similar to recent historical surveys, indicated that although comparability varies slightly by position, generally our named executive officers and other executives are compensated below the median market level for total compensation for both data sources (distribution and general industry).  We rely exclusively on annual cash compensation and provide no annual general discretionary bonus or equity incentives. These other incentives are a significant element of compensation for most of the other members of the Peer Group, but as is the case with all Graybar employees, the named executive officers do not receive them.

Based on our philosophy that total compensation should be a combination of both pay and benefit elements, the outside consultant also performed a competitive review of our employee benefit programs (excluding profit sharing) compared against the general industry.  Our benefits, including our defined benefit pension and profit sharing plans, as a percentage of pay were found to be about 5% higher than those provided in the competitive market.

The fees billed to the Company from Towers Watson for executive compensation services in 2010 were $10,000 and $46,679 for other compensation plan consulting.  Towers Watson also provided services in 2010 for actuarial and pension and health plan consulting services in the amount of $361,646.  These fees were approved by the Employees’ Benefits Committee and ratified by the Board of Directors.

Employment Agreements, Severance and Change-In-Control Benefits

We do not have employment agreements, change-in-control benefits or executive severance benefits for any of the named executive officers because we feel that these types of benefits are inconsistent with the equitable philosophy behind our employee- and retiree-ownership structure.  Named executive officers are eligible for the same severance programs provided to all employees of the Company.  See “Executive Compensation – Potential Post-Employment Payments.”

COMPENSATION COMMITTEE REPORT

We constitute the Compensation Committee of the Board of Directors of the Company.

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Information Statement and, through incorporation by reference from this Information Statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by:

B. L. Propst, Chair

D. B. D’Alessandro

L. R. Giglio

K. M. Mazzarella

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

            The table below sets forth information regarding all elements of the compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2010.

Name and Principal Position	Year	Salary ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
R. A. Reynolds, Jr. Chairman, President & Chief Executive Officer	2010 2009 2008	$658,548 $658,548 $638,592	$790,258 $395,129 $531,309	$361,487 $514,598 $629,430	$155,118 $150,953 $223,461	$1,965,411 $1,719,228 $2,022,792
D. B. D’Alessandro Senior Vice President & Chief Financial Officer	2010 2009 2008	$264,256 $264,256 $258,250	$257,649 $128,825 $174,577	$371,148 $310,797 $280,536	$ 60,408 $ 49,031 $ 76,809	$ 953,461 $ 752,909 $ 790,172
L. R. Giglio Senior Vice President-Operations	2010 2009 2008	$268,053 $268,053 $261,961	$261,352 $130,676 $177,086	$155,246 $197,605 $252,824	$ 58,059 $ 50,096 $ 82,137	$ 742,710 $ 646,430 $ 774,008
K. M. Mazzarella Executive Vice President & Chief Operating Officer	2010	$263,630	$257,039	$279,560	$ 61,473	$ 861,702
R. D. Offenbacher Senior Vice President- US Business	2010 2009 2008	$275,772 $275,772 $266,049	$268,878 $134,439 $179,849	$163,524 $224,068 $263,109	$ 61,717 $ 56,782 $ 93,686	$ 769,891 $ 691,061 $ 802,693

(1)           Amounts earned in the year indicated, including amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.  None of the named executive officers received a salary rate increase during 2009 or 2010.

(2)              Payments made in 2011, 2010 and 2009 for the fiscal years 2010, 2009 and 2008, respectively, under MIP.  Includes amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.

(3)               Amounts relate to annual changes in pension values for the year indicated.  See the Pension Benefits Table.

(4)              Amounts include annual amounts contributed by the Company to the qualified and non-qualified profit sharing and savings plans, $1,200 of directors’ fees paid in cash, and perquisites and other personal benefits and other miscellaneous items.  See “Executive Compensation - All Other
Compensation.”

Grants of Plan-Based Awards

This table sets forth additional information regarding the range of possible MIP payouts for 2010.  The actual payment is shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards

Name	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
R. A. Reynolds, Jr.	$31,610	$526,838	$790,258
D. B. D’Alessandro	$10,306	$171,766	$257,649
L. R. Giglio	$10,454	$174,234	$261,352
K. M. Mazzarella	$10,282	$171,360	$257,039
R. D. Offenbacher	$10,755	$179,252	$268,878

(1)       Threshold represents the amount payable if actual results were 60% of each of the net profit and gross margin budgets and 90% of the sales budgets, Target represents the amount payable if actual results were 100% of those budgets and Maximum represents the amount payable if actual results were 105% of the net profit and gross margin budgets and 105% of the sales budget.  No MIP payment would have been due if the Threshold had not been reached.

Pension Benefits

The Company has a qualified defined benefit pension plan covering all eligible employees, including the named executive officers.  Benefits provided in the Pension Table reflect plan provisions in effect through December 31, 2010.  Effective January 1, 2010, the Company updated its defined benefit pension plan, which affects the benefits earned by its current employees, including the named executive officers, for 2010, as well as employees hired after January 1, 2010.  The updates include an adjusted benefit formula that uses a larger percentage of pay to calculate annual pension benefits for years of service through December 31, 2009 and an updated interest rate for converting lump sum payments to annuities and vice versa.  Other updates include three-year vesting, regardless of age, and a three-year transition period from 2010 through 2012.  This transition provision for participants at the time of the update provides the better of benefits earned under the plan provisions in effect prior to 2010 or under the January 1, 2010 updated plan for the period through December 31, 2012.

Under the updated plan, pension benefits earned after January 1, 2010 are based on a pension equity credit formula, as follows:

Years of Service	Credits Per Year	Years of Service	Credits Per Year
1-5	5%	16-20	8%
6-10	6%	21-25	9%
11-15	7%	26+	10%

An employee’s Final Average Annual Eligible Pay is multiplied by the aggregate number of credits (expressed as a percentage) to determine the lump sum payment, which may then be converted into an annuity based upon IRS tables.

A participant also receives an additional two percent credit annually for any portion of pay that is above the Social Security Taxable Wage Base.

Employees become fully vested after three years of service, regardless of age, and employees may retire and begin receiving full pensions at the age of 65, at age 55 with 20 years or more of service or at any age with 30 years of service under the plan.  Employees may also receive early retirement benefits at age 50 with 25 years of service; however, benefits earned prior to January 1, 2010 will include an early retirement reduction.

Prior to the updates, the annual benefit formula for the pension plans (qualified and nonqualified) was defined as the greater of (a) or (b), less (c), where:

(a) is 1% of the Final Average Annual Eligible Pay (as defined below) multiplied by years of Company service;

(b) is $18 per month multiplied by years of Company service, up to a maximum of 30 years of such service; and

(c) is 1% of the participant’s annual social security amount multiplied by years of Company service, up to a maximum of 33-1/3% of such annual social security amount.

The plan updates increased the (a) benefit to 1.1% from 1.0% and changed the basis for determining lump sums from a Pension Benefit Guaranty Corporation-based rate to the IRS standard maximum interest rates.  The transition provision provides the better of benefits earned under the plan provisions in effect prior to 2010 or under the January 1, 2010 updated plan for the period through December 31, 2012.  The formula below provides a simplified illustration as to how the benefits were calculated for amounts included in the Summary Compensation Table for 2009 and 2008:

[	1%	X	Final Average Annual Eligible Pay	X	Years of Company Service	]	Minus	[	1%	X	Annual Social Security Amount	X	Years of Company Service	]

•         Final Average Annual Eligible Pay is an employee’s average annual earnings (base pay, overtime and incentive payments) for the highest consecutive 60 months of Company service.

•          Benefits may be adjusted for pre-retirement spousal protection and certain early retirement penalties.

•         Qualified plan benefits are available in several alternate annuity payment forms, which are actuarially equivalent, or are payable as a lump sum.  Nonqualified pension plan benefits are either paid in a lump sum or ten annual installments beginning the January following termination or retirement depending on the age of the participant at termination/retirement.

While the formula under the updated plan for executives is the same as for all employees, compensation under the qualified plan is limited by the Internal Revenue Code (IRC) and does not include amounts deferred under a deferred compensation agreement.  Therefore, to the extent that an employee’s or a named executive officer’s annual pension benefit under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits will be paid as a supplemental pension benefit under the Company’s nonqualified, unfunded, supplemental plan.  Nonqualified pension plan benefits are either paid in a lump sum or ten annual installments beginning the January following termination or retirement depending on the age of the participant at termination/retirement.

Pension Benefits Table

The following table sets forth information regarding the present value of the accumulated benefits under our qualified defined benefit pension plan and the nonqualified supplemental plan.  No payments were made to any named executive officer under those plans during 2010.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
R. A. Reynolds, Jr.	Qualified Plan	38.6	$1,175,953
	Nonqualified Plan	38.6	$4,818,362
D. B. D’Alessandro	Qualified Plan	27.8	$985,081
	Nonqualified Plan	27.8	$713,973
L. R. Giglio	Qualified Plan	32.8	$1,198,174
	Nonqualified Plan	32.8	$1,019,794
K. M. Mazzarella	Qualified Plan	31.0	$1,343,898
	Nonqualified Plan	31.0	$967,133
R. D. Offenbacher	Qualified Plan	42.6	$1,380,152
	Nonqualified Plan	42.6	$1,236,624

Assumptions.  The change in pension values provided in the Summary Compensation Table and the present value of accumulated benefit provided in the Pension Benefits Table are based on the following assumptions:

•         Accrued benefits for each named executive officer are calculated based on service and compensation through December 31, 2010.

•         If the named executive officer was not yet eligible for an unreduced early retirement benefit as of the year-end reporting date as stated in each row of the Summary Compensation Table, it is assumed that the participant will remain employed until the date when he or she is first eligible for an unreduced early retirement benefit, and then terminate with the benefit paid immediately.  As of December 31, 2010, Messrs. Reynolds, Giglio and Offenbacher and Ms. Mazzarella were eligible for unreduced early retirement benefits under both the qualified and nonqualified plans.

•         Participants are assumed to select the lump sum optional form of payment, which is based on a combination of the Pension Benefit Guaranty Corporation (PBGC) interest rate used to calculate lump sum payments, the IRS prescribed lump sum interest rates and the mortality assumptions prescribed by Section 417(e) of the IRC.  The assumed PBGC lump sum interest rates for payments as of December 31, 2010 were 3.05% and were assumed to increase to a normative level of 5.25% over 15 years.  The IRS lump sum segment interest rates were assumed to be equivalent to 5.85%.

•         As required for the named executive officers who are not eligible for an unreduced early benefit on the year-end reporting date as stated in each row of the Summary Compensation Table, pension benefits have been calculated with salary and service through the year-end reporting date as stated in each row of the Summary Compensation Table but have been assumed not to be payable until the date when they are first eligible for an unreduced benefit. Therefore, the lump sum payable at the participant’s earliest unreduced payment commencement date has been discounted to the reporting date using the discount rate used for financial reporting purposes, which was 5.50% for December 31, 2010.  There is no adjustment made for pre-retirement spousal benefit reductions.

Contingent Benefits.  If the participant terminates employment prior to early or normal retirement eligibility, an annuity is payable at age 65 or an actuarially reduced benefit is payable at an earlier age.  A pre-retirement spousal annuity is payable if a married participant dies while employed or prior to commencing payment of benefits.  Participants in an approved Company-sponsored long-term disability plan or paid leave continue to earn credit toward pension benefits.

Nonqualified Deferred Compensation

As discussed in the Compensation Discussion and Analysis, certain executives, including named executive officers, may voluntarily defer 2% to 15% of base salary and/or 2% to 25% of incentive payments pursuant to their individual deferred compensation agreements.  The Company does not fund or match any of these voluntary employee contributions.  In addition, the deferred compensation accounts include Company contributions that would have been paid to the qualified profit sharing and savings plan except for the annual limitations imposed by the IRC.

At the end of each calendar quarter, deferred compensation accounts are credited with interest based on the average crediting rate for the prior calendar quarter under the stable value fund (fixed income) investment alternative of the Company’s profit sharing and savings plan.  Nonqualified deferred compensation payments in most circumstances are made in ten annual installments beginning on the January following termination or retirement based on the age of the participant at termination or retirement.

The following table provides information with respect to the nonqualified deferred compensation accounts for each of the named executive officers.  No withdrawals or distributions were paid to any of the named executive officers during 2010.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Balance at Last Fiscal Year End ($) (4)
R. A. Reynolds, Jr.	$ 0	$ 0	$ 25,145	$ 1,446,269
D. B. D’Alessandro	$ 0	$16,289	$ 2,097	$ 141,703
L. R. Giglio	$19,923	$16,910	$ 4,521	$ 290,694
K. M. Mazzarella	$39,189	$16,186	$ 7,891	$ 492,177
R. D. Offenbacher	$74,949	$18,173	$ 16,698	$ 1,014,104

(1)        Amounts of 2010 base salary and/or MIP incentive payment elected by executive to be deferred in 2010.  These amounts are included as “Salary” and “Non-Equity Incentive Plan Compensation”, as applicable, for the appropriate year in the Summary Compensation Table.  See notes 1 and 2 to the Summary Compensation Table.

(2)         The portion of Company profit sharing contributions exceeding the limits imposed with respect to the qualified plan that were credited to deferred compensation accounts for 2010 for an executive electing to defer base salary and/or MIP incentive payments earned during 2010.

(3)          Includes interest earned in 2010 on nonqualified deferred compensation account balances.  Interest was paid at the average crediting rate for the prior calendar quarter under the stable value fund of the Company’s profit sharing and savings plan and consequently does not represent an above-market return.

(4)          These balances, as of December 31, 2010, include interest, deferred salary and incentive payments and deferred profit sharing contributions accrued and reported in 2010 and in prior years, including amounts earned in 2010 but paid in 2011.  For prior years, all amounts contributed by a named executive officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed Information Statements in the year earned to the extent the executive was named in such Information Statements and the amounts were required to be reported in such tables.  For fiscal 2009 and 2008, respectively, the following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table:  Mr. Reynolds - $0 for both years; Mr. D'Alessandro – $16,624 and $37,763; Mr. Giglio - $33,973 and $41,828; and Mr. Offenbacher - $105,590 and $123,236.

All Other Compensation

The table below itemizes the value of All Other Compensation received by the named executive officers for 2010 as shown in the Summary Compensation Table.

Name	Perquisites and Other Personal Benefits ($) (1)	Registrant Contributions to Defined Contribution Plans ($) (2)	Tax Reimbursements ($) (3)	Fees Earned or Paid in Cash ($) (4)
R. A. Reynolds, Jr.	$28,440	$115,904	$9,574	$1,200
D. B. D’Alessandro	$14,996	$ 43,239	$ 973	$1,200
L. R. Giglio	$12,999	$ 43,860	$ 0	$1,200
K. M. Mazzarella	$16,052	$ 43,136	$ 1,085	$1,200
R. D. Offenbacher	$14,124	$ 45,123	$ 1,270	$1,200

(1)        Amounts paid by the Company for dues for memberships in social clubs, dues for memberships in country clubs and occasional spousal travel as described in “Compensation Discussion and Analysis – Executive Compensation Elements.”

(2)       Total qualified and nonqualified Company contributions made under our profit sharing and savings plan on April 1, 2011 for 2010.

(3)       Amounts for taxes reimbursed for spousal travel, including related “gross-up” amounts.

(4)       Annual director’s fees.

Potential Post-Employment Payments

Each named executive officer participates in the same benefit plans with the same options available to him or her as all employees of the Company upon voluntary or involuntary termination (with or without cause), early or normal retirement, disability or death.  Termination following a change of control would be treated the same as any other termination.

Payments Made Upon Voluntary Termination, Retirement or Disability.  In the case of a voluntary termination, retirement or disability, named executive officers are entitled to receive all compensation and benefits earned, accrued and vested during their term of employment.

Payments Made Upon Involuntary Termination (with or without cause).  If a named executive officer were terminated without cause (layoff), compensation and benefits paid would be the same as for a voluntary termination, retirement or disability, except that an additional severance payment would be made in a single lump sum payment equal to one week of base pay for each year of completed service.  Assuming a termination was effective for reason of layoff as of December 31, 2010, the severance amount that would have been payable to each of the named executive officers would have been:  R. A. Reynolds, Jr. – $481,247, D. B. D’Alessandro – $137,210, L. R. Giglio – $164,956, K. M. Mazzarella - $152,094 and R. D. Offenbacher – $222,739.

If a named executive officer were terminated with cause, all earned, accrued and vested compensation and benefits would be paid with the exception of earned vacation and earned floating holiday compensation.

Payments Made Upon Death.  In the event of the death of an employee, including a named executive officer, the same compensation and benefits would be paid as for a voluntary termination, retirement or disability.

In addition, available death benefits for each of the named executive officers at December 31, 2010 were as follows:

•         $250,000 under the Company’s basic life insurance plan,

•         $250,000 under the Company’s basic life accidental death and dismemberment insurance plan, if applicable, and

•         $500,000 under the Company’s business travel insurance plan, if applicable.

Payments Made Upon a Change of Control.  The Company has not entered into change of control severance agreements with any of the named executive officers or any other employee.  If there is a change of control of the Company, any deferred compensation benefits and supplemental benefits (including interest to the date of payment) under the Company’s amended and restated supplemental benefit plan will be payable in a lump sum promptly following the change of control.

Director Compensation

Directors are paid a meeting fee of $300 for each regular Board meeting attended.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2010 and will be considered for reappointment by the Board of Directors in June 2011.  Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants.  No representative of Ernst & Young LLP is expected to attend the Annual Meeting of Shareholders.

            The fees billed to the Company by Ernst & Young LLP with respect to the years 2010 and 2009 were as follows:

	2010	2009
Audit Fees	$629,361	$803,100
Audit-Related Fees	$ 33,995	$ 33,795
Tax Fees	$318,040	$230,812

            Audit Fees include amounts billed for the audit of the Company’s annual consolidated financial statements, the timely review of the financial statements included in the Forms 10-Q filed by the Company during each year, general consultations on accounting and disclosure matters, and international statutory audits.  Audit-Related Fees include advisory services related to the management report on internal controls, and other audit-related services.  Tax Fees include services rendered for tax compliance, tax advice, and tax planning.  It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2011.  In connection with its review and evaluation of non-audit services, the Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

            The Audit Committee has established procedures for the pre-approval of all audit and non-audit services to be performed by the independent auditor retained to audit the Company’s financial statements. Under these procedures, types of services and an estimated range of fees are established and pre- approved annually.  Invoices for pre-approved services that are within the pre-approved range may be paid by the Senior Vice President and Chief Financial Officer or the Vice President and Controller.  If the fees for any type of service are expected to exceed the pre-approved limit, a request must be submitted to the Audit Committee Chair.  Services other than those included in the annual pre-approval must be considered and authorized in advance by the Audit Committee on an engagement-by-engagement basis.

MISCELLANEOUS

            Effective December 2, 2010, the Company renewed the insurance covering directors and officers, along with the fiduciary liability which covers certain other employees against liabilities imposed on them as a result of their employment with the Company.  This coverage is provided by National Union Fire Insurance Company of Pittsburgh (a member of the AIG Group), Arch Insurance Company, Allied World National Assurance Company and Berkley Insurance Company (a member of W. R. Berkley Group) for a total premium of $156,538 through November 30, 2011.

            Owners of Common Stock and Voting Trust Interests may communicate directly with the Board of Directors by mail at Graybar Board of Directors, 34 North Meramec Avenue, Clayton, Missouri 63105.  All such communications will be received directly by the Chairman of the Board and the Senior Vice President, Secretary and General Counsel and reviewed with the other directors as they deem appropriate.

            The management of the Company knows of no other matters to be brought before the meeting.

By Order of the Board of Directors,

MATTHEW W. GEEKIE

Secretary

April 29, 2011

            A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year 2010 will be made available without charge upon written request addressed to the Secretary of the Company at its principal executive offices at 34 North Meramec Avenue, St. Louis, MO  63105 or by calling 314-573-9200.  A copy is also accessible at www.graybar.com within the “About Us” page under “SEC Filings.”  Additionally, a copy of the Company’s report can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, or by calling the SEC at 1-800-SEC-0330.  Also, a copy of our electronically filed materials can be obtained at www.sec.gov.